SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
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                            PATIENT INFOSYSTEMS, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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     Statement No.: Schedule 14A
(3)    Filing Party: Patient Infosystems, Inc. (4) Date Filed: May 15, 2003
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     This supplement  ("Supplement") updates and supplements certain information provided in the Proxy Statement ("Proxy Statement") for the Special Meeting of Stockholders which was originally scheduled for December 9, 2003 and has been adjourned until December 31, 2003. At the Special Meeting, our stockholders will be asked to consider, among other things, a proposal to approve an amendment to our Certificate of Incorporation to increase our authorized capital stock so that we may complete our acquisition ("Acquisition") of substantially all of the assets of American CareSource Corporation ("ACS"). Stockholders should carefully review this Supplement and the Proxy Statement. The information in this Supplement replaces any inconsistent information in the Proxy Statement.

     You can vote your shares by completing and returning the proxy card included with your Proxy Statement. You can revoke a proxy at any time prior to its exercise at the adjourned Special Meeting by following the instructions in the Proxy Statement.

Recent Developments

     ACS has received written notification of the termination of contractual relations from Pinnacol Assurance, which is the largest volume provider to ACS. The termination of this contract will result in a significant reduction in ACS' revenues. ACS' revenues from Pinnacol Assurance was as follows during the years ended December 31, 2001 and 2002, respectively, and during the six months ended June 30, 2003:

            Year Ended                         Year Ended                Six Months Ended
         December 31, 2001                 December 31, 2002              June 30, 2003
----------------  -------------    -------------  -------------   ------------- -------------
                  Percentage of                   Percentage of                 Percentage of
    Amount        Total Revenue       Amount      Total Revenue      Amount     Total Revenue
----------------  -------------    -------------  -------------   ------------- -------------
   $1,163,041          45.7%         $2,786,409        28.9%       $1,936,799       40.5%

ACS has a limited number of customers, a few of which account for a substantial portion of its business. During the last six months, ACS has received notice of the termination of contracts from customers representing in excess of 56% of ACS' revenues during the six months ended June 30, 2003.

     During the last six months, ACS has received written notification of the termination of contractual relations from Pinnacol Assurance and two of its other customers which in the aggregate accounted for over 51% of ACS' revenues during the fiscal year ended December 31, 2002 and accounted for over 56% of ACS' revenues during the six months ended June 30, 2003. The termination of these contracts will result in a significant reduction of ACS' revenues. Although a variety of reasons may be provided for the termination of each of the customer agreements, the termination of such an extensive amount of customer business may reflect a substantial level of customer dissatisfaction with the services provided by ACS. Although Patient Infosystems believes that it can provide assistance to ACS and that as a combined company, ACS will be able to provide better services, no assurance can be given that more customers will not terminate their relationships with ACS following the closing of the Acquisition. In addition, ACS generally does not have long-term contracts with its other customers. Significant declines in the level of use of ACS services by one or more of its remaining customers could have a material adverse effect on ACS' business and results of operations. Additionally, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on its business.

Decrease in Number of Shares to be Issued to ACS

     As consideration for substantially all of ACS' assets, we had agreed to issue 18,000,000 shares of our common stock to ACS (1,500,000 shares after giving effect to the 1 for 12 reverse stock split which is also discussed in the Proxy Statement). As a result of, among other things, the recent developments disclosed above, we have agreed with ACS that we will issue only 13,200,000 shares of our common stock (1,100,000 shares after giving effect to the 1 for 12 reverse stock split) to ACS upon closing of the Acquisition. To the extent that fewer shares of our common stock will be issued, there will be a corresponding decrease in total stockholders' equity. In reviewing the information provided in the Proxy Statement, stockholders should consider the decrease in consideration provided to ACS and the corresponding reduction in pro forma total stockholders' equity from $1,919,014 to $1,247,014 as a result of the reduction in the purchase consideration.